EXHIBIT 5.1

ROETZEL & ANDRESS, LPA
350 East Las Olas Boulevard
Las Olas Centre II, Suite 1150
Fort Lauderdale, Florida 33301

April 29, 2010

Onstream Media Corporation
1291 SW 29 Avenue
Pompano Beach, Florida 33069

Re: Registration Statement on Form S-3; Onstream Media Corporation (the "Company")

Ladies and Gentlemen:

We have acted as special counsel to Onstream Media Corporation, a Florida corporation (hereinafter “Company”), in connection with the shelf registration statement on Form S-3 (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”) filed with the Securities and Exchange Commission (hereinafter “Commission”) relating to the offering by the Company from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended (hereinafter “Securities Act”) of up to $6,600,000.00 worth of i) shares of common stock of the Company, par value $0.0001 per share (hereinafter “Common Stock), ii) shares of preferred stock of the Company (hereinafter “Preferred Securities”), iii) warrants to purchase the Common Stock or the Preferred Securities (hereinafter “Warrants”) and iv) units consisting of any combination of the Common Stock, Preferred Securities or Warrants (“Units”, together with Common Stock, Preferred Securities and Warrants, the “Securities”) in each case, as described in the prospectus forming a part of the Registration Statement (hereinafter “Prospectus”) and as shall be designated by the Company at the time of the applicable offering.  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In so acting, we have examined such documents, including the Registration Statement, the Articles of Incorporation, as amended, and By-Laws of the Company and certain resolutions of the Board of Directors of the Company (hereinafter “Board”) relating to the registration of the Securities and related matters as we have considered necessary and appropriate for the purposes of the opinions set forth below.  In addition, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.  As to various questions of fact material to this opinion, we have relied upon representation of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy.  We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authenticate original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing and assuming that at or prior to the time of the delivery of the Securities: i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and will comply with all applicable laws; ii) the Registration Statement will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement; iii) a Prospectus Supplement will have been prepared and filed with the Commission describing the Securities offered thereby and will comply with all applicable laws; iv) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement; v) a definitive purchase or similar agreement with respect to any Securities offered or issued will have been duly authorized and validly executed and delivered by the Company and the other parties thereto and vi) any Securities issuable upon conversion, exchange or exercise of any Security being offered or issued will be duly authorized, created and if appropriate, reserved for issuance upon such conversion, exchange or exercise, we are of opinion that:

1.
When, as and if shares of Common Stock have been duly authorized by appropriate corporate action, issued and delivered against payment to the Company of the purchase price of such shares of Common Stock, all as contemplated by the Registration Statement and the prospectus supplement relating thereto and in accordance with the applicable definitive purchase or other agreement or upon conversion or exercise of any other Securities, in accordance with the terms of such Securities or the instrument governing such Securities providing for such conversion or exercise as approved by the Board, for the consideration approved by the Board, such shares of Common Stock will be validly issued, fully paid and non-assessable.

2.
When, as and if further action by the Board or a duly authorized committee thereof, establishing the designation of and certain other particular terms of, the Preferred Securities of any series and approving the Articles of Amendment relating to such series, has been taken, such Articles of Amendment has been duly filed with the Secretary of the State of Florida and the Preferred Securities have been duly authorized, issued and delivered against payment to the Company of the purchase price of such shares of Preferred Securities, all as contemplated by the Registration Statement and the prospectus supplement relating thereto and in accordance with the applicable definitive purchase or other agreement or upon conversion or exercise of any other Securities, in accordance with the terms of such Securities or the instrument governing such Securities providing for such conversion or exercise as approved by the Board, for the consideration approved by the Board, such shares of Preferred Securities will be validly issued, fully paid and non-assessable.

3.
When, as and if Warrants have been duly authorized by appropriate corporate action and the related warrant agreements have been duly executed and delivered by the Company against payment to the Company of the purchase price of such Warrants, all as contemplated by the Registration Statement and the prospectus supplement relating thereto and in accordance with the applicable definitive purchase or other agreement, such Warrants will constitute valid and binding obligations of the Company.

4.
When, as and if Units have been duly authorized by appropriate corporate action and duly executed and delivered by the Company against payment to the Company of the purchase price of such Units, all as contemplated by the Registration Statement and the prospectus supplement relating thereto and in accordance with the applicable definitive purchase or other agreement, such Units will constitute valid and binding obligations of the Company.

This opinion is subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general applicability, affecting or limiting the rights of creditors and general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

The foregoing opinion is limited to the Business Corporation Act of the State of Florida, including all Florida statutes, all Florida court decisions and all provisions of the Florida constitution that affect the interpretation of the Business Corporation Act and the federal laws of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to our name under the caption "Legal Matters" in the prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

/s/ Roetzel & Andress, LPA
Roetzel & Andress, LPA